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                                                                     EXHIBIT 99

[LOGO] FIRST FINANCIAL CARIBBEAN CORPORATION



FOR IMMEDIATE RELEASE        FOR:   FIRST FINANCIAL CARIBBEAN CORPORATION
                         CONTACT:     Richard F. Bonini (212) 561-8711
                                         Mario S. Levis (809) 749-7108



                    FIRST FINANCIAL CARIBBEAN CORPORATION
                  ANNOUNCES CLOSING OF PRIVATE PLACEMENT OF
                     CONVERTIBLE SUBORDINATED DEBENTURES


San Juan, Puerto Rico, December 22, 1995.

     First Financial Caribbean Corporation (NASDAQ: FRCC), today announced that it had closed the sale to BanPonce Corporation ("BanPonce") of $3,354,095 of its 8.25% Convertible Subordinated Debentures Due January 1, 2006 (the "Debentures"). The Company had previously announced that on September 25, 1995 it had entered into a Debenture Purchase Agreement with BanPonce for the sale of up to $10,000,000 of Debentures. The Debentures are convertible into shares of Common Stock of the Company at a conversion price of $17.50 per share, subject to adjustment in certain events, and are subordinated to all senior debt of the Company. $6,645,905 of the Debentures were sold on September 25, 1995, while the issuance and sale of the remaining $3,354,095 of Debentures were subject to the receipt of certain regulatory approvals by BanPonce. In order to facilitate the receipt of the required regulatory approvals, the Debenture Purchase Agreement was amended to provide that approximately $1,828,000 of the Debentures are not convertible into shares of Common Stock prior to January 1, 1999.

     The Debentures were offered and sold to BanPonce as part of a private transaction. The Debentures have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Act.